                                                                    Exhibit 99.1

                                                  PRESS RELEASE
                                                  For Information Contact:
                                                  Murray Pitkowsky
                                                  Senior VP and CFO
                                                  Datascope Corp.
                                                  14 Philips Parkway
                                                  Montvale, NJ 07645
                                                  (201) 307-5504





         FOR IMMEDIATE RELEASE:

                  Datascope Reports First Quarter 2004 Results

         Montvale, New Jersey, October 28, 2003 . . . Datascope Corp. (Nasdaq:
DSCP) reported net earnings for the first quarter of fiscal 2004 of $4.2 million or 28 cents per diluted share, compared with net earnings of $3.7 million or 25 cents per diluted share last year. Sales increased 7% to $77.1 million from $72.0 million last year, reflecting growth in all of the company's businesses except for the Interventional Products Division (IPD), formerly the Collagen Products Division. Favorable foreign exchange translation contributed $1.2 million to the increase in consolidated revenues.

         Sales of VasoSeal(R) devices were $10.1 million in the first quarter, lower by 9% from a year ago, reflecting a slowing of the downward sales trend due to the contribution of sales of Elite(TM), the company's new vascular closure device. While a previously reported production issue with Elite was resolved in June as anticipated, an unrelated problem with production yield has reduced the quantities of Elite currently available for shipment. The company said that this will result in decreased IPD revenues in the second quarter.

         In September 2003, IPD introduced Safeguard(TM), an innovative pressure dressing designed to maintain hemostasis after manual compression following arterial catheterization procedures. Manual compression is still used to control bleeding in a majority of arterial catheterization procedures worldwide. Safeguard is a single-use, adhesive dressing with an inflatable, see-through, plastic bulb. Safeguard is placed over the wound site and the bulb is inflated with air from a syringe. The inflated bulb provides consistent pressure over the wound site to maintain hemostasis. Because the pressure bulb is transparent, the wound site is easily monitored without removing the device. The market for devices that assist manual compression, in which Safeguard will compete, is estimated at $50 million annually.

         For the eleventh consecutive quarter, sales of patient monitoring products exceeded sales of the prior year's quarter, rising 10% to a record $31.3 million. The sales increase reflects strong sales of bedside monitors, including the Passport 2(R) and the recently introduced Spectrum(TM) and Trio(TM) monitors. Also contributing to sales growth were higher sales of wireless central monitoring systems, Masimo SET(R)1 pulse oximetry sensors, the Anestar(TM) anesthesia delivery system and favorable foreign exchange translation.

         In September 2003, Datascope launched Anestar S, a new anesthesia delivery system that is designed for outpatient surgery centers and operating rooms with space constraints. The Anestar S combines the advanced features of the original Anestar, including an integrated warmed breathing system, advanced ventilation functions and a comprehensive safety platform, in a smaller and cost-effective package. The Anestar S is the second anesthesia delivery product introduced by the company's Patient Monitoring Division in the last 18 months, underscoring the company's commitment to providing innovative solutions for the anesthesia delivery marketplace. The Anestar S will compete in an estimated $30 million segment of the United States anesthesia delivery market, adding to an estimated $150 million market for the Anestar.

         Cardiac assist product sales increased to $28.5 million, 12% higher than the first quarter last year. Part of the increase was due to the resumption of its normal purchasing pattern by the company's Japanese distributor, which, last year, reduced IAB purchases in the first and second quarters to reduce inventory, as previously reported. Continued higher sales of IABs and pumps and the favorable effect of foreign exchange translation also contributed to the sales increase. Sales of the premium-priced Fidelity(TM) 8 Fr. IAB catheter continued to grow, accounting for 69% of total IAB catheter sales in the first quarter of fiscal 2004.

         In September 2003, the company announced the global launch of the CS100 automatic intra-aortic balloon pump. The CS100 is the first fully automatic pump produced by Datascope. It has one-button startup that provides faster initiation of therapy, a feature that is particularly valuable in cardiac emergencies. Also, the CS100 gives patients more consistent therapy with greater continuity, enabling healthcare staff to focus more attention on the patient, not the pump.

         Sales of InterVascular, Inc.'s products increased 6% to $6.8 million, primarily reflecting favorable foreign exchange translation. Regulatory clearance to market InterGard(R) Silver in the U.S. is still pending as the FDA has requested additional follow-up data from our clinical study. Because of its antimicrobial coating, the InterGard Silver graft is considered a drug/device combination product, a type of product that typically undergoes a longer regulatory review. We are in the process of providing the requested follow-up data and continue to wait for an indication as to when clearance to market will be forthcoming.

         The Company's financial condition continued strong in the first quarter, with cash and marketable securities increasing $12.2 million to $80.5 million at September 30, 2003.


--------
1 Masimo SET is a registered trademark of Masimo Corporation.

         On May 16, 2001, Datascope announced that its Board of Directors authorized $40 million to buy shares of its common stock from time to time, subject to market conditions and other relevant factors affecting the company. To date the company has repurchased approximately 463 thousand shares at a cost of $18.5 million. The remaining balance under the existing share repurchase program is $21.5 million.

         Datascope's news releases and other company information, including specifics about its October 29, 2003 conference call and webcast (at noon, EST, call in number: 800-946-0706 and confirmation code: 522500), can be found on the company's website, www.datascope.com.

         Datascope Corp. is a diversified medical device company that manufactures (itself or through agreements with unaffiliated companies) and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care.

         This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements as a result of many important factors. Many of these important factors cannot be predicted or quantified and are outside our control, including the possibility that market conditions may change, particularly as the result of competitive activity in the Cardiac Assist, Vascular Sealing and other markets served by the company, the company's dependence on certain unaffiliated suppliers (including single source manufacturers) for Patient Monitoring, Cardiac Assist and VasoSeal products and the company's ability to gain market acceptance for new products. Additional risks are the ability of the company to successfully introduce new products, continued demand for the company's products generally, rapid and significant changes that characterize the medical device industry and the ability to continue to respond to such changes, the uncertain timing of regulatory approvals, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission.

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                        Datascope Corp. and Subsidiaries
                       Consolidated Statements of Earnings
                    (In thousands, except per share amounts)

                                                                           Three Months Ended
                                                                             September 30,
                                                               -------------------------------------------
                                                                     2003                     2002
                                                               ------------------       ------------------
Net Sales                                                                $77,100                  $72,000
                                                               ------------------       ------------------
Costs and Expenses:
  Cost of sales                                                           31,878                   29,884
  Research and development
    expenses                                                               7,223                    7,038
  Selling, general and
    administrative expenses                                               32,093                   29,782
                                                               ------------------       ------------------
                                                                          71,194                   66,704
                                                               ------------------       ------------------
Operating Earnings                                                         5,906                    5,296
  Other (Income), net                                                       (270)                    (135)
                                                               ------------------       ------------------
Earnings Before Taxes on Income                                            6,176                    5,431
Taxes on Income                                                            1,976                    1,738
                                                               ------------------       ------------------
Net Earnings                                                              $4,200                   $3,693
                                                               ==================       ==================
Earnings Per Share, Basic                                                  $0.28                    $0.25
                                                               ==================       ==================
Weighted Average Common
  Shares Outstanding, Basic                                               14,770                   14,778
                                                               ------------------       ------------------
Earnings Per Share, Diluted                                                $0.28                    $0.25
                                                               ==================       ==================
Weighted Average Common
  Shares Outstanding, Diluted                                             15,004                   14,859
                                                               ------------------       ------------------

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                        Datascope Corp. and Subsidiaries
                      Consolidated Statements of Cash Flows
                             (Dollars in thousands)

                                                                                             Three Months Ended
                                                                                                September 30,
                                                                                      ----------------------------------
                                                                                           2003               2002
                                                                                      ---------------     --------------
Operating Activities:
     Net cash provided by operating activities                                               $14,117             $9,178
                                                                                      ---------------     --------------

Investing Activities:
     Capital expenditures                                                                       (775)            (1,641)
     Purchases of investments                                                                (19,367)           (11,572)
     Maturities of investments                                                                10,804              6,962
                                                                                      ---------------     --------------
     Net cash used in investing activities                                                    (9,338)            (6,251)
                                                                                      ---------------     --------------

Financing Activities:
     Treasury shares acquired under repurchase programs                                       (1,054)              (182)
     Exercise of stock options and other                                                         721                105
     Cash dividends paid                                                                        (739)              (740)
                                                                                      ---------------     --------------
     Net cash used in financing activities                                                    (1,072)              (817)
                                                                                      ---------------     --------------

     Effect of exchange rates on cash                                                            (86)                77
                                                                                      ---------------     --------------

Increase in cash and cash equivalents                                                          3,621              2,187
Cash and cash equivalents, beginning of period                                                10,572              5,548
                                                                                      ---------------     --------------

Cash and cash equivalents, end of period                                                     $14,193             $7,735
                                                                                      ===============     ==============

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                        Datascope Corp. and Subsidiaries
                           Consolidated Balance Sheets
                                 (In thousands)

                                                                                     Sept 30,             June 30,
                                                                                       2003                 2003
                                                                                  ---------------      ----------------
    Assets
    Current Assets:
      Cash and cash equivalents                                                          $14,193               $10,572
      Short-term investments                                                              32,324                27,878
      Accounts receivable less allowance for
        doubtful accounts of $2,126 and $2,020                                            65,531                73,924
      Inventories                                                                         53,655                49,409
      Prepaid expenses and other current assets                                            5,696                 9,727
      Current deferred taxes                                                               6,006                 6,006
                                                                                  ---------------      ----------------
          Total Current Assets                                                           177,405               177,516

    Property, Plant and Equipment, net of accumulated
      depreciation of $70,733 and $68,431                                                 88,729                89,607
    Long-Term Investments                                                                 40,944                36,827
    Other Assets                                                                          36,285                34,882
                                                                                  ---------------      ----------------
                                                                                        $343,363              $338,832
                                                                                  ===============      ================

    Liabilities and Stockholders' Equity
    Current Liabilities:
      Accounts payable                                                                   $14,287               $13,137
      Accrued expenses                                                                    17,588                14,064
      Accrued compensation                                                                12,636                14,579
      Deferred revenue                                                                     3,865                 4,362
      Taxes on income                                                                        612                    --
                                                                                  ---------------      ----------------
          Total Current Liabilities                                                       48,988                46,142

    Other Liabilities                                                                     21,348                21,015
    Stockholders' Equity
      Preferred stock, par value $1.00 per share:
        Authorized 5 million shares; Issued, none                                             --                    --
      Common stock, par value $.01 per share:
        Authorized, 45 million shares;
        Issued, 17,784 and 17,750 shares                                                     178                   178
      Additional paid-in capital                                                          74,172                73,319
      Treasury stock at cost, 3,013 and 2,981 shares                                     (88,477)              (87,423)
      Retained earnings                                                                  294,156               292,912
      Accumulated other comprehensive loss:
        Cumulative translation adjustments                                                (4,126)               (4,435)
        Minimum pension liability adjustments                                             (2,876)               (2,876)
                                                                                  ---------------      ----------------
                                                                                         273,027               271,675
                                                                                  ---------------      ----------------
                                                                                        $343,363              $338,832
                                                                                  ===============      ================